Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-270004 and 333-270004-01

(To Prospectus dated April 13, 2023, Prospectus

Supplement dated April 13, 2023, Product Supplement No.

EQUITY MLI-1 dated August 6, 2024 and Prospectus

Addendum dated June 3, 2024)

7,413,500 Units $10 principal amount per unit CUSIP No. 480921337	Pricing Date* Settlement Date* Maturity Date*	June 24, 2025 July 1, 2025 July 1, 2027

JPMorgan Chase Financial Company LLC

Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•      Maturity of approximately two years

•      If the Basket is flat or increases, you will receive the greater of (a) a return of 17.00% and (b) a return equal to 150.00% of the percentage increase in the Basket from the Starting Value to the Ending Value

•      1-to-1 downside exposure to decreases in the Basket, with up to 100% of your principal at risk

•      The Basket is comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei 225 Index, the Swiss Market Index, the S&P/ASX 200 Index, and the FTSE® China 50 Index. The EURO STOXX 50® Index has been given an initial weight of 40.00%, each of the FTSE® 100 Index and the Nikkei 225 Index has been given an initial weight of 20.00%, each of the Swiss Market Index and the S&P/ASX 200 Index has been given an initial weight of 7.50%, and the FTSE® China 50 Index has been given an initial weight of 5.00%

•      All payments occur at maturity and are subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes

•      No periodic interest payments

•      Investors in the notes should be willing to forgo dividend and interest payments and will be willing to accept the risk of losing some or all of their principal amount at maturity

•      Limited secondary market liquidity, with no exchange listing

•      The notes will be issued in denominations of whole “units”. Each unit will have a principal amount of $10.

The notes are being issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”) and are fully and unconditionally guaranteed by JPMorgan Chase & Co. Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet, “Additional Risk Factors” on page TS-8 of this term sheet, and “Risk Factors” on page PS-6 of the accompanying product supplement, page S-2 of the accompanying prospectus supplement and Annex A of the accompanying prospectus addendum.

The initial estimated value of the notes, when the terms of the notes were set, was $9.712 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “The Estimated Value of the Notes” on page TS-13 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$ 10.00	$74,135,000.00
Underwriting discount(1)	$ 0.15 $ 0.05	$1,112,025.00 $370,675.00
Proceeds, before expenses, to JPMorgan Financial	$ 9.80	$72,652,300.00

(1)	The underwriting discount reflects a sales commission of $0.15 per unit and a structuring fee of $0.05.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

J.P. Morgan Securities LLC

June 24, 2025

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

Summary

The Leveraged Market-Linked Step Up Notes Linked to an International Equity Index Basket, due July 1, 2027 (the “notes”) are our unsecured and unsubordinated obligations. Payments on the notes are fully and unconditionally guaranteed by JPMorgan Chase & Co. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of JPMorgan Financial from time to time outstanding. The guarantee of the notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co., except obligations that are subject to any priorities or preferences by law, and senior in right of payment to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of JPMorgan Financial, as issuer, and JPMorgan Chase & Co., as guarantor.

If the Ending Value of the Market Measure, which is the international equity index basket described below (the “Basket”), is equal to or greater than the Starting Value, you will receive the greater of (a) $10 + the Step Up Payment and (b) $10+ a return equal to 150.00% of the percentage increase in the Basket from the Starting Value to the Ending Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our and JPMorgan Chase & Co.’s credit risk. See “Terms of the Notes” below.

The Basket is comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei 225 Index, the Swiss Market Index, the S&P/ASX 200 Index, and the FTSE® China 50 Index (each a “Basket Component”). On the pricing date, the EURO STOXX 50® Index has been given an initial weight of 40.00%, each of the FTSE® 100 Index and the Nikkei 225 Index has been given an initial weight of 20.00%, each of the Swiss Market Index and the S&P/ASX 200 Index has been given an initial weight of 7.50%, and the FTSE® China 50 Index will be given an initial weight of 5.00%. Due to the unequal weightings of the Basket Components, the performance of the EURO STOXX 50® Index will have a significantly larger impact on the return on the notes than the performance of any other Basket Components in the Basket.

The estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.

Terms of the Notes
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Term:	Approximately 2 years
Market Measure:	An international equity index basket comprised of the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), the FTSE® 100 Index (Bloomberg symbol: “UKX”), the Nikkei 225 Index (Bloomberg symbol: “NKY”), the Swiss Market Index (Bloomberg symbol: “SMI”), the S&P/ASX 200 Index (Bloomberg symbol: “AS51”) and the FTSE® China 50 Index (Bloomberg symbol: “XIN0I”). Each Basket Component is a price return index.
Initial Component Weights:	On the pricing date, the EURO STOXX 50® Index has been given an initial weight of 40.00%, each of the FTSE® 100 Index and the Nikkei 225 Index has been given an initial weight of 20.00%, each of the Swiss Market Index and the S&P/ASX 200 Index has been given an initial weight of 7.50%, and the FTSE® China 50 Index has been given an initial weight of 5.00%.
Principal Amount:	$10.00 per unit
Redemption Amount:

We will pay, for each $10 of the outstanding principal amount, an amount, in cash calculated as follows:

▪         If the Ending Value is equal to or greater than the Starting Value, the greater of:

(a)       $10 + the Step Up Payment; and

(b)

▪         If the Ending Value is less than the Starting Value:

You will lose all or a portion of your investment if the Ending Value is less than the Starting Value.

Leveraged Market-Linked Step Up Notes	TS-1

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

Step Up Payment:	$1.70 per unit, which represents a return of 17.00% over the principal amount.
Starting Value:	The Starting Value was set to 100.00 on the pricing date.
Participation Rate:	150.00%
Ending Value:	The value of the Market Measure on the Final Calculation Day. For more information on the calculation of the Ending Value of the Basket, please see “The Basket” in this term sheet.
Final Calculation Day / Maturity Valuation Period :	June 24, 2027, which is the fifth scheduled Market Measure Business Day immediately preceding the maturity date, subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-30 of the accompanying product supplement.
Maturity Date:	July 1, 2027, subject to postponement as described beginning on page PS-29 of the accompanying product supplement.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”), an affiliate of JPMorgan Financial.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

You will lose all or a portion of your investment if the Ending Value is less than the Starting Value.

Leveraged Market-Linked Step Up Notes	TS-2

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement No. EQUITY MLI-1 dated August 6, 2024:

https://www.sec.gov/Archives/edgar/data/19617/000121390024065741/ea178829_424b2.pdf

▪	Prospectus supplement and prospectus, each dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
▪	Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

These documents (together with this term sheet, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, JPMorgan Chase & Co. and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to JPMorgan Financial, and not to JPMorgan Chase & Co.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪      You anticipate that the value of the Basket will not decrease from the Starting Value to the Ending Value.

▪      You are willing to risk a loss of principal and return if the value of the Basket decreases from the Starting Value to the Ending Value.

▪      You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪      You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.

▪      You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and JPMorgan Chase & Co.’s actual and perceived creditworthiness, JPMorgan Chase & Co.’s internal funding rate and fees and charges on the notes.

▪      You are willing to assume our credit risk, as issuer of the notes, and JPMorgan Chase & Co.’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

▪      You believe that the value of the Basket will decrease from the Starting Value to the Ending Value.

▪      You seek principal repayment or preservation of capital.

▪      You seek interest payments or other current income on your investment.

▪      You want to receive dividends or other distributions paid on the stocks included in the Basket Components.

▪      You seek an investment for which there will be a liquid secondary market.

▪      You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take JPMorgan Chase & Co.’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

Leveraged Market-Linked Step Up Notes	TS-3

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

Hypothetical Payout Profile and Examples of Payments at Maturity

The graph below is based on hypothetical numbers and values.

Leveraged Market-Linked Step Up Notes

This graph reflects the returns on the notes, based on the Participation Rate of 150.00% and a Step Up Payment of $1.70 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the securities included in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100.00, the Step Up Payment of $1.70 per unit, the Participation Rate of 150.00% and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and Step Up Payment, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent hypothetical values of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see “The Basket Components” below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in any of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.000	-100.00%
50.00	-50.00%	$5.000	-50.00%
70.00	-30.00%	$7.000	-30.00%
75.00	-25.00%	$7.500	-25.00%
80.00	-20.00%	$8.000	-20.00%
90.00	-10.00%	$9.000	-10.00%
99.99	-0.01%	$9.999	-0.01%
100.00(1)	0.00%	$11.700(2)	17.00%
102.00	2.00%	$11.700	17.00%
105.00	5.00%	$11.700	17.00%
110.00	10.00%	$11.700	17.00%
111.34	11.34%	$11.701	17.01%
120.00	20.00%	$13.000	30.00%
130.00	30.00%	$14.500	45.00%
140.00	40.00%	$16.000	60.00%
150.00	50.00%	$17.500	75.00%
160.00	60.00%	$19.000	90.00%

1)	The Starting Value was set to 100.00 on the pricing date.
2)	This amount represents the sum of the principal amount and the Step Up Payment of $1.70 per unit.
Leveraged Market-Linked Step Up Notes	TS-4

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

Hypothetical Payments at Maturity

Redemption Amount Calculation Examples:

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 50.00

Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value: 100.00

Ending Value: 110.00 = $11.70 Redemption Amount per unit.

Example 3
The Ending Value is 150.00, or 150.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 150.00
$17.50 = $17.50 Redemption Amount per unit.

Leveraged Market-Linked Step Up Notes	TS-5

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of the accompanying product supplement, page S-2 of the prospectus supplement and Annex A of the prospectus addendum identified above. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	Depending on the performance of the Basket as measured shortly before the maturity date, your investment in the notes may result in a loss. There is no fixed principal repayment amount on the notes at maturity. If the Ending Value is less than the Starting Value, you will lose up to 100% of the principal amount of your notes.
▪	Payments on the notes will not reflect changes in the value of the Basket other than on the Final Calculation Day. As a result, even if the value of the Basket is flat or increases during the term of the notes, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Starting Value on the Final Calculation Day, even if the value of the Basket was always greater than the Starting Value prior to the Final Calculation Day.
▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
▪	Your investment return may be less than a comparable investment directly in the stocks included in the Basket Components.
▪	Payments on the notes are subject to the credit risk of JPMorgan Financial, as issuer, and the credit risk of JPMorgan Chase & Co., as guarantor, and any actual or perceived changes in our or JPMorgan Chase & Co.’s creditworthiness are expected to affect the value of the notes. If we and JPMorgan Chase & Co. become insolvent or are unable to pay our respective obligations, you may lose your entire investment.
▪	As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
▪	We may accelerate your notes if a change-in-law event occurs. Upon the announcement or occurrence of legal or regulatory changes that the calculation agent determines are likely to interfere with your or our ability to transact in or hold the notes or our ability to hedge or perform our obligations under the notes, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “Description of the Notes — Certain Terms of the Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement for more information.

Valuation- and Market-related Risks

▪	The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this term sheet.
▪	The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this term sheet.

▪	The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the

Leveraged Market-Linked Step Up Notes	TS-6

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this term sheet.

▪	We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
▪	Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

▪	The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Valuation- and Market-related Risks — The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount” in the accompanying product supplement.

▪	A trading market is not expected to develop for the notes. None of us, JPMorgan Chase & Co., JPMS or MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our hedging and trading activities (including trades in shares of companies included in the Index) and any hedging and trading activities we, JPMorgan Chase & Co., JPMS or MLPF&S or our other or their affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.
▪	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

▪	Changes in the levels of the Basket Components may not correlate with each other. At a time when the level of one or more Basket Components increases, the level of one or more other Basket Components may not increase as much or may even decline. Therefore, in calculating the closing level of the Basket, an increase in the level of one or more of the Basket Components may be moderated, or more than offset, by a lesser increase or decline in the level of one or more other Basket Components. In addition, high correlation of movements in the levels of the Basket Components during periods of negative returns among the Basket Components could have an adverse effect on any payment on the notes. Due to the unequal weightings of the Basket Components, the performance of the EURO STOXX 50® Index will have a significantly larger impact on the return on the notes than the performance of any other Basket Components in the Basket.
▪	The index sponsors may adjust each Basket Component in a way that affects its level, and the index sponsors have no obligation to consider your interests.
▪	You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
▪	Investing in the notes is not equivalent to investing in the stocks included in the Basket Components. As an investor in the notes, you will not have any ownership interest or rights in the stocks included in the Basket Components, such as voting rights, dividend payments or other distributions.
▪	While we, JPMorgan Chase & Co., JPMS, MLPF&S and our other or their affiliates may from time to time own securities of companies included in the Market Measure, we, JPMorgan Chase & Co., JPMS, MLPF&S and our other or their affiliates do not control any company included in the Market Measure, and have not verified any disclosure made by any other company. You should undertake your own investigation into the Index and its underlying assets.

Leveraged Market-Linked Step Up Notes	TS-7

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027
▪	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets specifically changes in the countries represented by the Basket Components. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities included in the Basket Components trade against the U.S. dollar, which you would have received if you had owned the securities included in the Basket Components during the term of your notes, although the levels of the Basket Components may be adversely affected by general exchange rate movements in the market.

Tax-related Risks

▪	The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “Material U.S. Federal Income Tax Consequences” beginning on page PS-61 of the accompanying product supplement.

Additional Risk Factors

Non-U.S Securities Risk

▪	The equity securities included in the Basket Components have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

No Direct Exposure To Fluctuations In Foreign Exchange Rates

▪	The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the Basket Components are based, although any currency fluctuations could affect the performance of the Basket Components. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in any payment on the notes.

Emerging Markets Risk

▪	The equity securities included in the FTSE® China 50 Index have been issued by non-U.S. companies located in an emerging market country. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

Recent Executive Orders May Adversely Affect the Performance of the FTSE® China 50 Index

▪	Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities. The sponsor of the FTSE® China 50 Index recently removed the equity securities of a small number of companies from the FTSE® China 50 Index in response to these executive orders. If the issuer of any of the equity securities included in the FTSE® China 50 Index is in the future designated as such a prohibited company, the value of that company may be adversely affected, perhaps significantly, which would adversely affect the performance of the FTSE® China 50 Index . In addition, under these circumstances, the sponsor of the Underlying is expected to remove the equity securities of that company from the FTSE® China 50 Index .. Any changes to the composition of the FTSE® China 50 Index in response to these executive orders could adversely affect the performance of the FTSE® China 50 Index.

Other Terms of the Notes

Market Measure Business Day

The provisions of this section supersede and replace the definition of “Market Measure Business Day” set forth in the accompanying product supplement.

Market Measure Business Day

A “Market Measure Business Day” means a day on which:

(A) each of the Eurex (as to the EURO STOXX 50® Index), the London Stock Exchange (as to the FTSE® 100 Index), the Tokyo Stock Exchange (as to the Nikkei 225 Index), the SIX Swiss Exchange (as to the Swiss Market Index), the Australian Stock Exchange (as to the S&P/ASX 200 Index), and the Hong Kong Stock Exchange (as to the FTSE® China 50 Index) (or any successor to the foregoing exchanges) are open for trading; and

(B) the Basket Components or any successors thereto are calculated and published.

Leveraged Market-Linked Step Up Notes	TS-8

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component has been assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes — Certain Terms of the Notes—Baskets” beginning on page PS-49 of the accompanying product supplement.

On the pricing date, for each Basket Component, the Initial Basket Component Weight, the closing level, the Component Ratio and the initial contribution to the Basket value are as follows:

Basket Component	Bloomberg Symbol	Initial Basket Component Weight	Closing Level(1)	Component Ratio(2)	Initial Basket Value Contribution
EURO STOXX 50® Index	SX5E	40.00%	5,297.07	0.007551344	40.00
FTSE® 100 Index	UKX	20.00%	8,758.99	0.002283368	20.00
Nikkei 225 Index	NKY	20.00%	38,790.56	0.000515589	20.00
Swiss Market Index	SMI	7.50%	11,988.92	0.000625578	7.50
S&P/ASX 200 Index	AS51	7.50%	8,555.536	0.000876625	7.50
FTSE® China 50 Index	XIN0I	5.00%	16,804.27	0.000297543	5.00
				Starting Value	100.00

(1) These were the closing levels of the Basket Components on the pricing date.

(2) Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on the pricing date and rounded to eight decimal places.

The Ending Value of the Basket will equal the value of the Basket on the Final Calculation Day. The calculation agent will calculate the value of the Basket on the calculation date by summing the products of (1) the closing level for each Basket Component on the Final Calculation Day and (2) the Component Ratio applicable to such Basket Component. If a Market Disruption Event or non-Market Measure Business Day occurs as to any Basket Component on the scheduled Final Calculation Day, the closing level of that Basket Component will be determined as more fully described beginning on page PS-36 of the accompanying product supplement in the section “Description of the Notes-Basket Market Measures-Observation Level or Ending Value of the Basket.””

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from January 3, 2020 through June 24, 2025. The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components as of January 3, 2020, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes. .

Hypothetical Historical Performance of the Basket

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Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by each of STOXX Limited (“STOXX”) with respect to the EURO STOXX 50® Index (the “SX5E”), FTSE International Limited (“FTSE”) with respect to each of the FTSE® 100 Index and the FTSE® China 50 Index (the “UKX” and the “XIN0I”, respectively), Nikkei Inc. (“Nikkei”) with respect to the Nikkei 225 Index (the “NKY”), the Geneva, Zurich, SIX Group Ltd., certain of its subsidiaries, and the Management Committee of the SIX Swiss Exchange (the “SIX Exchange”), with respect to the Swiss Market Index (the “SMI”) and S&P Dow Jones Indices, a part of McGraw Hill Financial (“S&P”), with respect to the S&P/ASX 200 Index (the “AS51”) (STOXX, FTSE, Nikkei, S&P and Six Exchange together, the “index sponsors”). The index sponsors have no obligation to continue to publish, and may discontinue or suspend the publication of any Basket Component at any time. The consequences of any index sponsor discontinuing publication of a Basket Component are discussed in the section entitled “Description of the Notes — Discontinuance of an Index” on page PS-37 of the accompanying product supplement. None of us, JPMorgan Chase & Co., the calculation agent or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of any Basket Component or any successor index.

This historical data on the Basket Components is not necessarily indicative of the future performance of the Basket Components or what the value of the notes may be. Any historical upward or downward trend in the level of the Basket Components during any period set forth below is not an indication that the levels of the Basket Components are more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Basket Components.

The following graph shows the daily historical performance of the SX5E in the period from January 3, 2020 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the SX5E was 5,297.07. For more information on the SX5E, please see “Annex A” in this term sheet.

Historical Performance of the SX5E

The following graph shows the daily historical performance of the UKX in the period from January 3, 2020 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the UKX was 8,758.99. For more information on the UKX, please see “Annex A” in this term sheet.

Historical Performance of the UKX

Leveraged Market-Linked Step Up Notes	TS-10

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

The following graph shows the daily historical performance of the NKY in the period from January 3, 2020 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the NKY was 38,790.56. For more information on the NKY, please see “Annex A” in this term sheet.

Historical Performance of the NKY

The following graph shows the daily historical performance of the SMI in the period from January 3, 2020 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the SMI was 11,988.92. For more information on the SMI, please see “Annex A” in this term sheet.

Historical Performance of the SMI

Leveraged Market-Linked Step Up Notes	TS-11

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

The following graph shows the daily historical performance of the AS51 in the period from January 3, 2020 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the AS51 was 8,555.536. For more information on the AS51, please see “Annex A” in this term sheet.

Historical Performance of the AS51

The following graph shows the daily historical performance of the XIN0I in the period from January 3, 2020 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On through the pricing date, the closing level of the XIN0I was 16,804.27. For more information on the XIN0I, please see “Annex A” in this term sheet.

Historical Performance of the XIN0I

Supplement to the Plan of Distribution

See “Plan of Distribution (Conflicts of Interest)” on page PS-59 of the accompanying product supplement.

JPMS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will purchase the notes from JPMS for resale and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet. MLPF&S will offer the notes at the public offering price set forth on the cover page hereto.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of MLPF&S has an ownership interest in LFT Securities, LLC.

JPMS has a “conflict of interest” within the meaning of FINRA Rule 5121 in any offering of the notes in which it participates because JPMorgan Chase & Co. owns, directly or indirectly, all of the outstanding equity securities of JPMS, because JPMS and JPMorgan Financial are under common control by JPMorgan Chase & Co. and because the net proceeds received from the sale of the notes will be used, in part, by JPMS or its affiliates in connection with hedging the Issuer’s obligations under the notes. The offer and sale of the notes by JPMS will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in a public offering of notes of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated underwriter, agent or dealer of the Issuer may sell the notes to any of its discretionary accounts without the specific written approval of the customer.

Leveraged Market-Linked Step Up Notes	TS-12

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Valuation- and Market-related Risks — The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates.

The value of the notes shown on your account statement will be based on JPMS’ estimate of the value of the notes if JPMS were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that JPMS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in any secondary market.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile and Examples of Payments at Maturity” in this term sheet for an illustration of the risk-return profile of the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account the Issuer’s internal secondary market funding rates for structured debt issuances, and, also, because secondary market prices (a) exclude referral fees, if any, and structuring fees, if any, and (b) may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See “Risk Factors — Valuation- and Market-related Risks — Secondary trading may be limited.” in the accompanying product supplement for additional information about additional factors that will impact any secondary market prices of the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Valuation- and Market-related Risks” in this term sheet. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market

Leveraged Market-Linked Step Up Notes	TS-13

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

conditions and other relevant factors and assumptions existing at that time. See “Valuation- and Market-related Risks” in this term sheet.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Valuation- and Market-related Risks” in this term sheet.

Validity of the Notes and Guarantee

In the opinion of Latham & Watkins LLP, as special product counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this term sheet have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such special product counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

Leveraged Market-Linked Step Up Notes	TS-14

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

Summary Tax Consequences

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. EQUITY MLI-1. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Latham & Watkins LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

Leveraged Market-Linked Step Up Notes	TS-15

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

Where You Can Find More Information

We and JPMorgan Chase & Co. have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and JPMorgan Chase & Co. have filed with the SEC, for more complete information about us, JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or by calling MLPF&S toll-free at 1-800-294-1322.

You should read this term sheet together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement. This term sheet, together with the documents listed on page TS-3 of this term sheet, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Financial.

Leveraged Market-Linked Step Up Notes	TS-16

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

Annex A:

The EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization weighted index composed of 50 of the largest stocks in terms of free-float market capitalization traded on the major exchanges of 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. At any given time, some eligible countries may not be represented in the EURO STOXX 50® Index. The euro price return version of the EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

The selection list for the EURO STOXX® 50 Index is composed of the components of the EURO STOXX® Index. In addition, the selection list for the EURO STOXX® 50 Index includes the top 60% of the free-float market capitalization of each of the 20 EURO STOXX® Supersector indices and all current EURO STOXX® 50 Index component stocks. All the stocks on the selection list are ranked in terms of free-float market capitalization. The largest 40 stocks on the selection list are selected for inclusion in the EURO STOXX® 50 Index; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60. If the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks.

The weighting cap factor limits the weight of each component stock within the EURO STOXX® 50 Index to a maximum of 10% of the EURO STOXX® 50 Index at the time of each review.

STOXX Benchmark Index Maintenance

The composition of each of the EURO STOXX® Index and the EURO STOXX® Supersector Indices is reviewed quarterly in March, June, September and December. The review cut off date is the last trading day of the month preceding the review month.

The composition of the EURO STOXX 50® Index is reviewed annually in September. The review cut-off date is the last trading day of August. The composition of the EURO STOXX 50® Index is also reviewed monthly and components that rank 75 or below are replaced and non-component stocks that rank 25 or above are added.

In addition, changes to country classification and listing are effective as of the next quarterly review. At that time, the relevant STOXX Benchmark Index is adjusted accordingly to remain consistent with its country membership rules by deleting the company where necessary.

The STOXX Benchmark Indices are also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, bankruptcy, and price and share adjustments) that affect a STOXX Benchmark Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

With respect to the STOXX Benchmark Indices, to maintain the number of components constant, a removed company is replaced by the highest-ranked non-component on the relevant selection list. The selection list is updated on a monthly basis according to the review component selection process.

The free-float factors for each component stock used to calculate each STOXX Benchmark Index are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

STOXX Benchmark Index Calculation

Each STOXX Benchmark Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the value of a STOXX Benchmark Index can be expressed as follows:

Index =	free-float market capitalization of the relevant STOXX Benchmark Index divisor

The “free-float market capitalization of the relevant STOXX Benchmark Index” is equal to the sum of the products, for each component stock, of the price, number of shares, free-float factor, weighting cap factor and, if applicable, the exchange rate from the local currency into the index currency of the relevant STOXX Benchmark Index as of the time that STOXX Benchmark Index is being calculated.

The free-float factor of each component stock is intended to reduce the number of shares to the actual amount available on the market. All fractions of the total number of shares that are larger than or equal to 5% and whose holding is of a long-term nature are excluded from the calculation of the STOXX Benchmark Indices, including: cross-ownership (stock owned either by the company itself, in the form of treasury shares, or owned by other companies); government ownership (stock owned by either governments or their agencies); private ownership (stock owned by either individuals or families); and restricted shares that cannot be traded during a certain period or have a foreign ownership restriction. Block ownership is not applied for holdings of custodian nominees, trustee companies, mutual funds, investment companies with short-term investment strategies, pension funds and similar entities.

Each STOXX Benchmark Index is also subject to a divisor, which is adjusted to maintain the continuity of the values of that STOXX Benchmark Index despite changes due to corporate actions. The following is a summary of the adjustments to any component stock of a STOXX Benchmark Index made for corporate actions and the effect of such adjustment on the divisor of that STOXX Benchmark Index, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

Market-Linked Step Up Notes	A-1

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

(1) Special cash dividend:

Cash distributions that are outside the scope of the regular dividend policy or that the company defines as an extraordinary distribution

Adjusted price = closing price – dividend announced by the company × (1 – withholding tax if applicable)

Divisor: decreases

(2) Split and reverse split: Adjusted price = closing price × A / B New number of shares = old number of shares × B / A Divisor: unchanged

(3) Rights offering:

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

If the subscription price is available as a price range and not as a fixed price, the price and share adjustment is performed only if both lower and upper range are in the money. The average value between lower and upper range will be used as a subscription price.

In case the share increase is greater than or equal to 100% (B / A ≥ 1), the adjustment of the shares and weight factors are delayed until the new shares are listed.

Adjusted price = (closing price × A + subscription price × B) / (A + B)

New number of shares = old number of shares × (A + B) / A

Divisor: increases

(4) Stock dividend: Adjusted price = closing price × A / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: unchanged	(5) Stock dividend (from treasury stock): Adjusted only if treated as extraordinary dividend. Adjusted close = close - close × B / (A + B) Divisor: decreases
(6) Stock dividend (from redeemable shares): Adjusted only if treated as extraordinary dividend. Adjusted close = close – close × B / (A + B) Divisor: decreases	(7) Stock dividend of another company: Adjusted price = (closing price × A - price of other company × B) / A Divisor: decreases

(8) Return of capital and share consolidation:

Adjusted price = (closing price – capital return announced by company × (1-withholding tax)) × A / B

New number of shares = old number of shares × B / A

Divisor: decreases

(9) Repurchase of shares / self-tender:

Adjusted price = ((price before tender × old number of shares) – (tender price × number of tendered shares)) / (old number of shares – number of tendered shares)

New number of shares = old number of shares – number of tendered shares

Divisor: decreases

(10) Spin–off: Adjusted price = (closing price × A – price of spun–off shares × B) / A Divisor: decreases

(11) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

Market-Linked Step Up Notes	A-2

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

– If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C × (1 + B / A)) / ((A + B) × ( 1 + C / A))

New number of shares = old number of shares ×

– If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C) /((A + C) × (1 + B / A))

New number of shares = old number of shares ×

((A + B) × (1 + C / A)) / A Divisor: increases	((A + C) × (1 + B / A)) Divisor: increases

– Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price × A + subscription price × C) / (A + B + C)

New number of shares = old number of shares × (A + B + C) / A

Divisor: increases

(12) Addition / deletion of a company: No price adjustments are made. The net change in market capitalization determines the divisor adjustment.	(13) Free-float and shares changes: No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

License Agreement

JPMorgan Chase & Co. or its affiliate has entered into an agreement with STOXX Limited (“STOXX”) providing it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use each STOXX Benchmark Index, which is owned and published by STOXX Limited, in connection with certain securities, including the notes.

STOXX and its licensors (the “Licensors”) have no relationship to the Issuer or the Guarantor (if applicable), other than the licensing of any STOXX Benchmark Index and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not:

•	sponsor, endorse, sell or promote the notes;
•	recommend that any person invest in the notes or any other securities;
•	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes;
•	have any responsibility or liability for the administration, management or marketing of the notes; or
•	consider the needs of the notes or the holders of the notes in determining, composing or calculating any STOXX Benchmark Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically,

•	STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:
o	The results to be obtained by the notes, the holders of the notes or any other person in connection with the use of any STOXX Benchmark Index and the data included in any STOXX Benchmark Index;
o	The accuracy or completeness of any STOXX Benchmark Index and its data; or
o	The merchantability and the fitness for a particular purpose or use of any STOXX Benchmark Index and its data;
•	STOXX and its Licensors will have no liability for any errors, omissions or interruptions in any STOXX Benchmark Index or its data; and
•	Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement with STOXX is solely for the benefit of the parties to that agreement and not for the benefit of the holders of the notes or any other third parties.

The FTSE® 100 Index

The FTSE® 100 Index is an index calculated, published and disseminated by FTSE, a wholly owned subsidiary of London Stock Exchange Group plc (the “LSEG”). The FTSE® 100 Index measures the composite price performance of the 100 largest companies (determined on the basis of market capitalization) traded on the London Stock Exchange (the “LSE”). Publication of the FTSE® 100 Index began in January 1984.

Composition of the FTSE® 100 Index

The 100 stocks included in the FTSE® 100 Index (the “FTSE Underlying Stocks”) were selected from a reference group of stocks of U.K. companies trading on the LSE that were selected by excluding certain stocks that have low liquidity, public float accuracy, and reliability of prices, or size or have limited voting rights by unrestricted shareholders or foreign ownership restrictions. The FTSE

Market-Linked Step Up Notes	A-3

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. Where there are multiple lines of listed equity capital in a company, all are included and priced separately, provided that the secondary line’s full market capitalization (i.e. before the application of any investability weightings) is greater than 25% of the full market capitalization of the company’s principal line and the secondary line satisfies the eligibility rules and screens in its own right in all respects.

A company will be considered a U.K. company if it is U.K. incorporated, the company has its sole listing in the United Kingdom and the company has a minimum free float of 10%. If a company is not incorporated in the United Kingdom, the company will be eligible to be considered a U.K. company if it publicly acknowledges adherence to the principles of the UK Corporate Governance Code, pre-emption rights and the UK Takeover Code as far as practicable and it has a minimum free float of 25%. A company will be allocated to a single country.

Companies are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders in order to be eligible for index inclusion. This voting rights screen is applied to any potential new constituent on a quarterly basis, and existing constituents are tested on an annual basis in conjunction with the June review.

The FTSE® 100 Index is overseen and reviewed quarterly by the FTSE Russell Europe, Middle East & Africa Regional Equity Advisory Committee (the “Index Steering Committee”) in order to maintain continuity in the level. The Index Steering Committee undertakes the reviews of the FTSE® 100 Index and ensures that constituent changes and index calculations are made in accordance with the ground rules of the FTSE® 100 Index. The FTSE® 100 Index is reviewed on a quarterly basis in March, June, September and December. Each review is based on data from the close of business on the Tuesday before the first Friday of the review month. Any constituent changes are implemented after the close of business on the third Friday of the review month (i.e. effective Monday), following the expiry of the ICE Futures Europe futures and options contracts.

The FTSE Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules that provide generally for the removal and replacement of a stock from the FTSE® 100 Index if that stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the Index Steering Committee, to be a viable component of the FTSE® 100 Index. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization. A constant number of constituents will be maintained for the FTSE® 100 Index. Where a greater number of companies qualify to be inserted in the FTSE® 100 Index than those qualifying to be deleted, the lowest ranking constituents presently included in the FTSE® 100 Index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the FTSE® 100 Index will be inserted to match the number of companies being deleted at the periodic review.

Companies that are large enough to be constituents of the FTSE® 100 Index but do not pass the liquidity test are excluded. They will remain ineligible until the next annual review in June when they will be re-tested against all eligibility screens.

Calculation of the FTSE® 100 Index

The FTSE® 100 Index is an arithmetic weighted index where the weights are the market capitalization of each company. The FTSE® 100 Index is calculated by summing the free float-adjusted market values (or capitalizations) of all companies within the FTSE® 100 Index divided by the divisor. On the base date, the divisor is calculated as the sum of the market capitalizations of the index constituents divided by the initial index value of 1,000. The divisor is subsequently adjusted for any capital changes in the index constituents. In order to prevent discontinuities in the FTSE® 100 Index in the event of a corporate action or change in constituents, it is necessary to make an adjustment to the prices used to calculate the FTSE® 100 Index to ensure that the change in the FTSE® 100 Index between two consecutive dates reflects only market movements rather than including change due to the impact of corporate actions or constituent changes. This ensures that the index values remain comparable over time and that changes in the index level properly reflect the change in value of a portfolio of index constituents with weights the same as in the FTSE® 100 Index.

Corporate Events Affecting the FTSE® 100 Index

FTSE applies corporate actions to the FTSE® 100 Index on a daily basis. FTSE has stated as general principles that the treatment of corporate events (a) should reflect how such events are likely to be dealt with in investment portfolios to maintain the portfolio structure in line with the target set out in the index objective and index methodology and (b) should normally be designed to minimize the trading activity required by investors to match the index performance. No assurance can be provided that corporate actions and events will be treated by FTSE in a manner consistent with its statement of general principles.

In addition, FTSE has established guidance for the treatment of corporation actions and events, including, but not limited to, dividends, capital repayments, companies converting to a REIT structure, share buybacks, rights issues, mergers, acquisitions, tender offers, split-offs, spin-offs, bankruptcies, insolvencies, liquidations and trading suspensions. However, because of the complexities involved in some cases, those guidelines are not definitive rules that will determine FTSE’s actions in all circumstances. FTSE reserves the right to determine the most appropriate method of implementation for any corporate event which is not covered by those guidelines or which is of a complex nature.

License Agreement

Market-Linked Step Up Notes	A-4

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

The use of and reference to the FTSE® 100 Index in connection with the notes has been consented to by FTSE Russell. All rights to the FTSE® 100 Index are owned by FTSE Russell, the publisher of the FTSE® 100 Index. The Issuer, the Guarantor (if applicable), the agent, the calculation agent and the trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the FTSE® 100 Index. In addition, FTSE Russell has no relationship to the Issuer, the Guarantor (if applicable) or the notes. FTSE Russell does not sponsor, endorse, authorize, sell or promote the notes, and do not have any obligation or liability in connection with the administration, marketing or trading of the notes.

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY FTSE RUSSELL AND FTSE RUSSELL MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE FTSE® 100 INDEX AND/OR THE FIGURE AT WHICH THE SAID INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE. FTSE® 100 INDEX IS COMPILED AND CALCULATED BY FTSE RUSSELL. HOWEVER, FTSE RUSSELL SHALL NOT BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE FTSE® 100 INDEX AND FTSE RUSSELL SHALL NOT BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

“FTSE®,” “FT-SE®” AND “FOOTSIE®” ARE TRADEMARKS OF LONDON STOCK EXCHANGE GROUP PLC AND ITS AFFILIATES AND ARE USED BY FTSE UNDER LICENSE.

The Nikkei 225 Index

The Nikkei 225 Index is a stock index that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) Prime Market, representing a broad cross-section of Japanese industries. Non-ordinary shares, such as shares of exchange-traded funds, real estate investment trusts, preferred stock or other preferred securities or tracking stocks, are excluded from the Nikkei 225 Index.

All 225 Nikkei Underlying Stocks are stocks listed on the TSE Prime Market. Stocks listed on the TSE Prime Market are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.

Rules of the Periodic Review

Nikkei Underlying Stocks are reviewed twice a year with a base date at the end of January and July, and results of the review become effective on the first trading day of April and October, respectively. The maximum number of Nikkei Underlying Stocks that can be affected is three, excluding any Nikkei Underlying Stock affected by corporate reorganization near the time of periodic review. Stocks selected by the procedures outlined below are presented as candidates to a committee composed of academics and market professionals for comment; based on comments from the committee, Nikkei Inc. determines and announces any changes to the Nikkei Underlying Stocks.

Assessment of Liquidity

The top 450 most liquid stocks are chosen from the TSE Prime Market. For purposes of this selection, liquidity is measured by (i) trading value in the preceding 5-year period and (ii) the magnitude of price fluctuation by trading value in the preceding 5-year period. These 450 stocks constitute the “High Liquidity Group” for the review. Those Nikkei Underlying Stocks that are not in the High Liquidity Group are removed. Those stocks that are not currently Nikkei Underlying Stocks but that are in the top 75 of the High Liquidity Group are added.

Sector Balance

Nikkei Inc. has an industry classification system where there are 36 industries. For index operation purposes, the High Liquidity Group is re-classified from these 36 industries into 6 sectors as follows:

•	Technology - Pharmaceuticals, Electrical Machinery, Automobiles & Auto Parts, Precision Instruments and Communications;
•	Financials - Banks, Other Financial Services, Securities and Insurance;
•	Consumer Goods - Fishery, Food, Retail and Services;
•	Materials - Mining, Textiles & Apparel, Pulp &Paper, Chemicals, Petroleum, Rubber, Glass & Ceramics, Steel, Nonferrous Metals and Trading Companies;
•	Capital Goods/Others - Construction, Machinery, Shipbuilding, Transportation Equipment, Other Manufacturing and Real Estate; and
•	Transportation/Utilities - Railway&Bus, Marine Transport, Air Transport, Warehousing, Electric Power and Gas.

Market-Linked Step Up Notes	A-5

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

The “appropriate number” of constituents for each sector is defined to be half the number of stocks in that sector. After the liquidity-based adjustments, discussed above, a rebalancing is conducted if any of the sectors are over- or under-represented. The degree of representation is evaluated by comparing the actual number of constituents in the sector against the appropriate number for that sector.

For over-represented sectors, current constituents in the sector are deleted in the order of liquidity (lowest liquidity first) to correct the overage. For under-represented sectors, non-constituent stocks are added from the High Liquidity Group in the order of liquidity (highest liquidity first) to correct the shortage.

Extraordinary Replacement Rules

Nikkei Underlying Stocks that meet the following criteria are deleted from the Nikkei 225 Index: designation as “securities to be delisted” or “securities on alert,” delisting due to corporate restructuring such as merger, share exchange or share transfer, or transfer to a market other than the TSE Prime Market. A constituent designated as a “security under supervision” remains a constituent at the time of designation. However, Nikkei Inc. may replace that constituent with a pre-announcement when it is highly inappropriate to keep the stock as a constituent (e.g. the probability of delisting is extremely high).

When a Nikkei Underlying Stock is deleted from the Nikkei 225 Index as outlined in the preceding paragraph, a new Nikkei Underlying Stock will be selected and added, in principle, from the same sector of the High Liquidity Group in order of liquidity. Notwithstanding the foregoing, the following rules may apply depending on the timing and circumstances of the deletion: (i) when that deletion is scheduled close to the time of the periodic review, additional stocks may be selected as part of the periodic review process and (ii) when multiple deletions are scheduled in a season other than the periodic review, additions may be selected using the liquidity and sector balancing rules outlined above.

Procedures to Implement Constituent Changes

As a general rule, for both the periodic review and the extraordinary replacement rules, additions and deletions are made effective on the same day in order to keep the number of Nikkei Underlying Stocks 225. However, under the circumstances outlined below, when an addition cannot be made on the same day as a deletion, the Nikkei 225 Index may be calculated with fewer than 225 Nikkei Underlying Stocks. In this case, the divisor is adjusted to ensure continuity.

A Nikkei Underlying Stock may be delisted when it establishes a parent company through a share transfer or becomes a subsidiary of an unlisted company through a share exchange. If a new parent company is deemed to be succeeding the business of the delisted company, that new parent company may become a Nikkei Underlying Stock if it becomes listed. In that case, during the period between the delisting of the original company and the listing of the new succeeding company, the Nikkei 225 Index may be calculated with fewer than 225 Nikkei Underlying Stocks.

Calculation of the Nikkei 225 Index

The Nikkei 225 Index is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) that is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding price adjustment factor for that Nikkei Underlying Stock (a “PAF”), (ii) calculating the sum of all these products and (iii) dividing this sum by a divisor. The divisor is subject to periodic adjustments as set forth below. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated every 5 seconds.

The PAF of a Nikkei Underlying Stock will equal 1 if the per share price of this Nikkei Underlying Stock does not exceed 1% of the sum of the adjusted per share prices for all Nikkei Underlying Stocks. If the per share price of a Nikkei Underlying Stock exceeds 1% of the sum of the adjusted per share prices for all Nikkei Underlying Stocks, the PAF for this Nikkei Underlying Stock will be calculated in intervals of 0.1 (rounded down) and will equal the highest possible value that, when multiplied by the per share price of this Nikkei Underlying Stock, does not exceed 1% of the sum of the adjusted per share prices for all Nikkei Underlying Stocks. PAFs are evaluated annually on the base date at the end of July.

Effective October 2022, if the weight of any Nikkei Underlying Stock exceeds a certain threshold (the “weight cap threshold”) on the base date of a periodic review, a capping ratio will be applied to decrease the weight of that Nikkei Underlying Stock. The weight cap threshold for any Nikkei Underlying Stock is (i) 12% as of the October 2022 periodic review, (ii) 11% as of the October 2023 periodic review and (iii) 10% as of the October 2024 periodic review. For any Nikkei Underlying Stock to which a capping ratio is applied, the price of that Nikkei Underlying Stock is adjusted by a capped price adjustment factor (“CPAF”) equal to (i) the capping ratio multiplied by (ii) the PAF.

If, on the base date of a periodic review, the weight of any Nikkei Underlying Stock exceeds the weight cap threshold and a capping ratio does not already apply to that Nikkei Underlying Stock, a capping ratio of 0.9 is applied on the effective date of the periodic review. If a capping ratio already applies to any Nikkei Underlying Stock, the capping ratio will be decreased in increments of 0.1 on the effective date of the periodic review until there is a change in the CPAF. If, on the base date of a periodic change, the weight of a Nikkei Underlying Stock to which a capping ratio is applied is below 5%, the capping ratio will be increased in increments of 0.1 on the effective date of the periodic review until there is a change in the CPAF; however, the capping ratio will be canceled if it increases to 1.0. When a Nikkei Underlying Stock to which a capping ratio is applied effects a large-scale stock split or reverse split and the PAF is adjusted by the ratio of the split or reverse split, the capping ratio may be revised as necessary to ensure that the new CPAF does not change the weight of that Nikkei Underlying Stock.

Market-Linked Step Up Notes	A-6

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

In order to maintain continuity of the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of that change affecting any Nikkei Underlying Stock, the divisor is adjusted in such a way that the sum of all share prices immediately after that change multiplied by the applicable PAF and divided by the new divisor (i.e., the level of the Nikkei 225 Index immediately after that change) will equal the level of the Nikkei 225 Index immediately prior to the change.

License Agreement

JPMorgan Chase & Co. or its affiliate expects to enter into an agreement with Nikkei Inc. that would provide it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the Nikkei 225 Index, which is owned and published by Nikkei Inc., in connection with certain securities, including the notes.

The license agreement with Nikkei Inc. will provide that Nikkei Inc. will assume no obligation or responsibility for use of the Nikkei 225 Index by the Issuer, the Guarantor (if applicable) or its affiliates.

The Nikkei 225 Index is an intellectual property of Nikkei Inc. “Nikkei,” “Nikkei Stock Average,” and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the Nikkei 225 Index. Nikkei Digital Media, Inc., a wholly owned subsidiary of Nikkei Inc., calculates and disseminates the Nikkei 225 Index under exclusive agreement with Nikkei Inc. Nikkei Inc. and Nikkei Digital Media, Inc. are collectively referred to as the “Nikkei 225 Index Sponsor.”

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED OR PROMOTED BY THE NIKKEI 225 INDEX SPONSOR. THE NIKKEI 225 INDEX SPONSOR DOES NOT MAKE ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS OR IMPLIED, EITHER AS TO THE RESULTS TO BE OBTAINED AS TO THE USE OF THE NIKKEI 225 INDEX OR THE FIGURE AT WHICH THE NIKKEI 225 INDEX STANDS AT ANY PARTICULAR DAY OR OTHERWISE. THE NIKKEI 225 INDEX IS COMPILED AND CALCULATED SOLELY BY THE NIKKEI 225 INDEX SPONSOR. HOWEVER, THE NIKKEI 225 INDEX SPONSOR SHALL NOT BE LIABLE TO ANY PERSON FOR ANY ERROR IN THE NIKKEI 225 INDEX, AND THE NIKKEI 225 INDEX SPONSOR SHALL NOT BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON, INCLUDING A PURCHASER OR VENDOR OF THE NOTES, OF ANY ERROR THEREIN.

The S&P/ASX 200 Index

The S&P/ASX 200 Index is designed to be the primary gauge for the Australian equity market, and it is recognized as an investable benchmark in Australia. The S&P/ASX 200 Index measures the performance of the 200 largest and most liquid index-eligible stocks listed on the Australian Securities Exchange (the “ASX”) by float-adjusted market capitalization.

The S&P/ASX 200 Index weights companies according to the Global Industry Classification Standard (GICS®), which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios. It also enables meaningful comparisons of sectors and industries across regions.

Eligibility Criteria

The index companies are drawn from the universe of ordinary and preferred equity stocks listed on ASX. The criteria for index additions include, but are not limited to:

·	Listing. Only securities listed on the ASX are considered for inclusion in the S&P/ASX 200 Index;

·	Domicile. The S&P/ASX 200 Index draws from the entire universe of ASX-listed stocks, which includes both primary and secondary listings on the ASX. A secondary listing occurs when the ASX is not the primary exchange and the stock is listed in multiple markets. This includes foreign-domiciled entities that are not incorporated or registered in Australia and have their primary listing on an exchange other than the ASX.

Securities classified as “foreign-domiciled” are eligible for inclusion in the S&P/ASX 200 Index. Foreign-domiciled securities may be subject to specialized treatment due to the data reporting conventions of certain foreign securities listed on the ASX. Generally, a foreign-domicile company is a company that is (i) incorporated overseas and/or listed on one or more overseas markets; and (ii) has the majority of its trading activity occurring on an overseas exchange.

Securities classified as “domestic” are eligible for inclusion in the S&P/ASX 200 Index. A company is considered to be domestic if (i) the company is incorporated in Australia and traded on the ASX; (ii) the company is incorporated overseas but has an exclusive listing on the ASX; or (iii) the company is incorporated overseas and is traded on other overseas markets, but most of the trading activity occurs on the ASX.

·	Eligible Securities. Common and equity preferred stocks (which are not of a fixed income nature) are eligible for inclusion in the S&P/ASX 200 Index. Hybrid stocks, such as convertible stock, bonds, warrants and preferred stock that provide a guaranteed fixed return, are not eligible. Listed investment companies that invest in a portfolio of securities are not eligible. Companies that are currently the target of an acquisition are ineligible.

Market-Linked Step Up Notes	A-7

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

·	Market Capitalization. The market capitalization criterion for stock inclusion is based upon the daily average market capitalization of a security over the last six months. The ASX stock price history (last six months, adjusted for price-adjusting corporate actions), latest available shares on issue and the investable weight factor (“IWF”) are the relevant variables for the calculation. The IWF is a variable that is primarily used to determine the available float of a security for ASX-listed securities; and
·	Liquidity. Only securities that are regularly traded are eligible for inclusion in the S&P/ASX 200 Index. A stock’s liquidity is measured relative to its peers. Relative Liquidity is calculated as follows:

Relative Liquidity =	Stock Median Liquidity
Market Liquidity

Where:

·	Stock Median Liquidity is the median daily value traded on the ASX for each stock divided by the average float/index weight-adjusted market capitalization for the previous six months; and

·	Market Liquidity is determined using the market capitalization-weighted average of the stock median liquidities of the 500 companies in the All Ordinaries index, an index that includes nearly all ordinary shares listed on the ASX.

Stocks must have a minimum Relative Liquidity of 50% to be included in the S&P/ASX 200 Index. If the Relative Liquidity of a stock drops below half of the 50% threshold, that stock becomes ineligible and is removed at the next rebalancing.

Rebalancing. Rebalancing of the S&P/ASX 200 Index occurs on a regular basis. Shares and IWFs updates are also applied regularly. The reference date used for the six months’ worth of trading data is the second to last Friday of the month prior to the rebalancing.

Frequency. The S&P/ASX 200 Index constituents are rebalanced quarterly to ensure adequate market capitalization and liquidity. Quarterly rebalancing changes take effect after the market close on the third Friday of March, June, September and December.

Buffers. In order to limit the level of index turnover, eligible non-constituent securities will generally only be considered for index inclusion once a current constituent stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy a buffer requirement in terms of the rank of the stock relative to the S&P/ASX 200 Index. The following buffer aims to limit the level of index turnover that may take place at each quarterly rebalancing, maximizing the efficiency and limiting the cost associated with holding the index portfolio.

Addition	Rank Buffer for Deletion
179th or higher	221st or lower

This float-adjusted market capitalization rank buffer serves as the guideline used by the index committee to arrive at any potential constituent changes to the S&P/ASX 200 Index. However, the index committee has complete discretion to bypass these rules when circumstances warrant.

Intra-Rebalancing Additions/Deletions. Between rebalancing dates, an addition to the S&P/ASX 200 Index is generally made only if a vacancy is created by an index deletion. Index additions are made according to market size and liquidity. The reference date used to determine the index replacement is determined on a case by case basis and taken closer to the time of the event that triggered the vacancy. Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the S&P/ASX 200 Index will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to mergers & acquisitions activity are removed from the S&P/ASX 200 Index at the cash offer price for cash-only offers. Otherwise the best available price in the market is used.

Initial Public Offerings (IPOs). An initial public offering is added to the S&P/ASX 200 Index only when an appropriate vacancy occurs or due to a rebalance and is subject to proven liquidity for at least eight weeks. An exception may be made for extraordinary large offerings where sizeable trading volumes justify inclusion. Available price and value traded data as of the reference date is used to determine eligibility for IPOs.

Share Updates. The share count for all S&P/ASX 200 Index constituents are reviewed quarterly and are rounded to the nearest thousand (‘000).

Share updates for foreign-domiciled securities will take place at each quarterly rebalancing. The update to the number of shares outstanding will take place only when the three-month average of CHESS Depositary Interests (“CDIs”) or the total securities held in the Australian branch of issuer sponsored register (where supplied) and in CHESS, on the rebalancing reference date, differs from the current number of shares used by 5% or more.

Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

Calculation of the S&P/ASX 200 Index

Market-Linked Step Up Notes	A-8

Leveraged Market-Linked Step Up Notes
Linked to an International Equity Index Basket due July 1, 2027

The S&P/ASX 200 Index is calculated using a base-weighted aggregate methodology so that the level of the S&P/ASX 200 Index reflects the total market value of all the component stocks relative to a particular base period. The total market value of a company is determined by multiplying the price of its stock by the number of shares available after float (IWF) adjustment. An indexed number is used to represent the result of this calculation in order to make the value easier to work with and track over time.

IWFs. A stock’s weight in the S&P/ASX 200 Index is determined by the float-adjusted market capitalization of the stock. The number of shares outstanding is reduced to exclude closely held shares from the calculation of the S&P/ASX 200 Index because such shares are not available to investors. The S&P/ASX 200 Index calculates an IWF, which is the percentage of total shares outstanding that are included in the calculation of the S&P/ASX 200 Index. All constituents in the S&P/ASX 200 Index are assigned an IWF. A company must have a minimum IWF of 0.3 to be eligible for index inclusion, however an IWF at or above that level is not necessary for ongoing index membership. The IWF for foreign-domiciled securities in the S&P/ASX 200 Index is typically set to 1. IWFs are reviewed annually as part of the September quarterly rebalancing. In addition to the annual IWF review, certain events may warrant an intra-quarter or quarterly IWF update.

On any given day, the S&P/ASX 200 Index value is the quotient of the total available market capitalization of its constituents and its divisor. The key to index maintenance is the adjustment of the divisor. The purpose of the index divisor is to maintain the continuity of an index level following the implementation of corporate actions, index rebalancing events or other non-market driven actions. Index maintenance – reflecting changes in shares outstanding, corporate actions, addition or deletion of stocks to the S&P/ASX 200 Index –should not change the level of the S&P/ASX 200 Index. Any change to the stocks in the S&P/ASX 200 Index that alters the total market value of the S&P/ASX 200 Index while holding stock prices constant will require a divisor adjustment.

Index Governance

The S&P/ASX 200 Index is maintained by the S&P/ASX index committee. S&P Dow Jones chairs the index committee, which is comprised of five voting members representing both S&P Dow Jones and the ASX.

The S&P/ASX index committee meets regularly to review market developments and convenes as needed to address major corporate actions. At each meeting, the index committee may review pending corporate actions that may affect index constituents, statistics comparing the composition of the S&P/ASX 200 Index to the market, companies that are being considered as candidates for addition to the S&P/ASX 200 Index, and any significant market events. In addition, the index committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

The index committee of the S&P/ASX 200 Index reserves the right to make exceptions when applying the methodology if the need arises. At least once within any twelve-month period, the index committee reviews the methodology to ensure that the S&P/ASX 200 Index continues to achieve the stated objectives and that the data and methodology remain effective.

License Agreement

JPMorgan Chase & Co. or its affiliate has entered into an agreement with S&P Dow Jones that provides it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the S&P/ASX 200 Index, which is owned and published by S&P Dow Jones, in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones or its third party licensors. Neither S&P Dow Jones nor its third party licensors makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P/ASX 200 Index to track general stock market performance. S&P Dow Jones’ and its third party licensors’ only relationship to the Issuer or the Guarantor (if applicable) is the licensing of certain trademarks and trade names of S&P Dow Jones and the third party licensors and of the S&P/ASX 200 Index, which is determined, composed and calculated by S&P Dow Jones or its third party licensors without regard to the Issuer or the Guarantor (if applicable) or the notes. S&P Dow Jones and its third party licensors have no obligation to take the needs of the Issuer or the Guarantor (if applicable) or the owners of the notes into consideration in determining, composing or calculating the S&P/ASX 200 Index. Neither S&P Dow Jones nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P/ASX 200 Index will accurately track the S&P/ASX 200 Index’s performance or provide positive investment returns. S&P Dow Jones, its subsidiaries and their third party licensors are not investment advisors. Inclusion of a security within the S&P/ASX 200 Index is not a recommendation by S&P Dow Jones to buy, sell or hold such security, nor is it considered to be investment advice.

NEITHER S&P DOW JONES, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P/ASX 200 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO ANY RESULTS TO BE OBTAINED BY

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Leveraged Market-Linked Step Up Notes
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US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/ASX 200 INDEX OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“S&P” is a trademark of S&P Global, Inc. or its affiliates and has been licensed for use by JPMorgan Chase & Co and its affiliates, including JPMorgan Financial.

The Swiss Market Index (the “SMI®”)

The SMI® is a free float-adjusted market capitalization-weighted price return index of the Swiss equity market. The SMI® was standardized on June 30, 1988 with an initial baseline value of 1,500 points.

Composition of the SMI®

The SMI® is composed of the most highly capitalized and liquid stocks of the Swiss Performance Index (“SPI®”). The SMI® represents more than 75% of the free-float market capitalization of the Swiss equity market.

The SMI® is composed of the 20 highest ranked securities of the SPI®, where the ranking of each security is determined by a combination of the following criteria:

·	average free-float market capitalization over the last 12 months (compared to the capitalization of the entire SPI®); and

·	cumulated on order book turnover over the last 12 months (compared to the total turnover of the SPI®).

The average market capitalization in percent and the turnover in percent are each given a weighting of 50% and yield the weighted market share. A security is excluded from the SMI® if it ranked 23 or lower in the selection list. To reduce fluctuations in the SMI®, a buffer is applied for securities ranked 19 to 22. Out of the candidates from ranks 19 to 22, current components are selected with priority over the other candidates. New components out of the buffer are selected until 20 components have been reached. Instruments that are primary listed on more than one stock exchange and generate less than 50% of their total turnover at SIX Swiss Exchange, need to fulfill additional liquidity criteria in order to be selectable for the SMI®. For this purpose, all components of the SPI® are ranked based on their cumulated order book turnover over the past 12 months relative to the total turnover of the index universe. For this list, only turnovers of stock exchanges are considered where the instrument is primary listed. Such an instrument with several primary listings must rank among the first 18 components on the order book turnover list in order to be selectable for the SMI®. Such an instrument is excluded from the SMI® once it reaches 23 or lower.

Standards for Admission and Exclusion

To ensure that the composition of the SMI® maintains a high level of continuity, the stocks contained within it are subject to a special admission and exclusion procedure. This is based on the criteria of free-float market capitalization and liquidity. The index-basket adjustments which arise from this procedure are, as a rule, made once per year.

The securities included in the SMI® are weighted according to their free float. The free float is calculated only for shares with voting rights. This means that large positions in a security that reach or exceed the threshold of 5% and are held in firm hands are subtracted from the total market capitalization. The following positions in a security are deemed to be held in firm hands:

·	Shareholding that has been acquired by one person or a group of persons who are subject to a shareholder or lockup agreement.
·	Shareholding that has been acquired by one person or a group of persons who according to publicly known facts, have a long-term interest in a company.

The positions in a security held by institutions of the following kind are deemed free floating:

·	custodian nominees
·	trustee companies
·	investment funds
·	pension funds
·	investment companies

The SIX Swiss Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

Ordinary Index Review

Each year on the third Friday of September, the composition of the SMI® is updated in the ordinary index review based on the selection list of June. With the cut-off dates on March 31, September 30 and December 31, a provisional selection list is created, which serves as

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Leveraged Market-Linked Step Up Notes
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the basis for the adjustment of extraordinary corporate actions. The number of securities and free-float shares are adjusted on four ordinary adjustment dates a year: the third Friday in March, June, September and December.

Extraordinary Corporate Actions

An extraordinary corporate action is an initial public offering (“IPO”), merger and acquisition activity, spin-off, insolvency or any other event that leads to a listing or delisting. An extraordinary corporate action has an ex-date, but its effect can usually not be calculated by a generic predefined formula. In most cases, an extraordinary corporate action leads to a new listing or delisting and subsequently there is a change in the composition of the SMI® and in the component weights of the composition of the SMI®.

Newly listed instruments that fulfill the selection rules of the SMI® are extraordinarily included in the SMI® on their second trading day and the SMI® is adjusted with the free-float market capitalization at the close of the first trading day. The extraordinary inclusion of a newly listed instrument in the SMI® can lead to an extraordinary replacement of an existing index component. Extraordinary inclusions are usually implemented after a notification period of 5 trading days. The adjusted cap factors are implemented after a notification period of generally 5 trading days, but no less than one trading day.

If an IPO of a real estate instrument leads to an extraordinary inclusion, it is included in the SMI® in three equal stages. This is achieved by the gradual increase of the number of shares or the free-float factor over three trading days starting on the second trading day after the IPO.

In case of a planned delisting, the exclusion of an index component is made, if possible, on the next ordinary index review date. However, if the delisting would be effective before the ordinary index review, the component is excluded from the SMI® on the effective date of the delisting. If the index component no longer meets the criteria for remaining in the SMI® due to a pending acquisition, it may be removed ahead of time. If a component is excluded from the SMI® outside of the ordinary index review, it is replaced by the best-ranked candidate on the selection list that is not yet part composition of the SMI® in order to maintain a stable number of components within the SMI®. Extraordinary exclusions and respective additions are implemented after a notification period of usually 5 trading days. Adjusted cap factors are implemented after a notification period of generally 5 trading days, but no less than one trading day.

Extraordinary inclusions in the SMI® take place if the selection rules for the SMI® are fulfilled after a three-month period. This occurs on a quarterly basis after the close of trading on the third Friday of March, June, September and December as follows:

Latest Listing Date	Earliest Extraordinary Inclusion Date
5 trading days prior to the end of November	March
5 trading days prior to the end of February	June
5 trading days prior to the end of May	September
5 trading days prior to the end of August	December

In the case of major market changes as a result of a corporate action, an instrument may be admitted to the SMI® outside of the accepted admission period as long as it clearly fulfills the selection rules for the SMI®. For the same reasons, a component can be excluded if the requirements for admission to the SMI® are no longer fulfilled.

Calculation of the SMI®

The SMI® is calculated using the Laspeyres method with the weighted arithmetic mean of a defined number of securities issues. The formula for calculating the level of the SMI® can be expressed as follows:

Index Level =	free-float market capitalization of the SMI®
divisor

The “free-float market capitalization of the SMI®” is equal to the sum of the products, for each component, of the last-paid price, number of shares, free-float factor, capping factor and, if applicable, the current Swiss franc exchange rate as of the time the SMI® is being calculated.

The divisor is a technical number used to calculate the SMI®. If the market capitalization changes due to a corporate event, the divisor changes while the index level remains the same. The new divisor is calculated on the evening of the day before the corporate event takes effect.

In calculating the SMI®, the last available price is taken into account. If no price has been paid on the day of calculation, the previous day’s price is used. Only the prices achieved via the electronic order book of the SIX Swiss Exchange are used.

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Leveraged Market-Linked Step Up Notes
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The trading hours for Swiss equities, participation certificates and bonus certificates are determined by the SIX Swiss Exchange. Since the opening phase usually causes strong price fluctuations, the SMI® is first calculated two minutes after the start of on order book trading. This index level is called the “open.” A closing auction takes place ten minutes before close of trading. At the close of trading, the final closing prices used in calculating the closing level of the SMI® are established.

Component Weighting

The SMI® is weighted by the free-float market capitalization of its components. The number of shares and the free-float factor are reviewed on a quarterly basis. In the same context, each component of the SMI® with a free-float market capitalization larger than 18% of the total market capitalization of the SMI® is capped to that weight of 18%.

Additionally, the components of the SMI® are capped to 18% between two ordinary index reviews as soon as two components exceed a weight of 20% each. If such an intra quarter breach is observed after the close of markets, the new cap factors are calculated so that any component has a maximum weight of 18%. This cap factor is set to be effective after the close of the following trading day.

If an issuer has issued more than one equity instrument (e.g., registered shares, bearer shares, participation certificates, bonus certificates), it is possible that one issuer is represented in the SMI® with more than one instrument. In this case, the free-float market capitalization of those instruments is cumulated for the calculation of the cap factors. If the cumulated index weight exceeds the 18% threshold, the weight is capped accordingly. The cumulated, capped index weight is distributed proportionally based on the free-float market capitalization of those instruments.

License Agreement

JPMorgan Chase & Co. or its affiliate has entered into an agreement with SSE providing it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the SMI®, which is owned and published by SSE, in connection with certain securities, including the notes.

SSE and its licensors (the “Licensors”) have no relationship with the Issuer or the Guarantor (if applicable), other than the licensing of the SMI® and the related trademarks for use in connection with the notes.

The notes are not in any way sponsored, endorsed, sold or promoted by SSE, and SSE makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI® and/or the figure at which the SMI® stands at any particular time on any particular day or otherwise. However, SSE shall not be liable (whether in negligence or otherwise) to any person for any error in the SMI® and SSE shall not be under any obligation to advise any person of any error therein. The Swiss Market Index® and SMI® are registered trademarks of SSE which are used under license.

SSE is not responsible for, and has not participated in the determination of, the terms, prices or amount of the notes and will not be responsible for, or participate in, any determination or calculation regarding any amount payable on the notes payable. SSE has no obligation or liability in connection with the administration, marketing or trading of the notes.

The SMI® is compiled and calculated by SSE. However, SSE shall not be liable (whether in negligence or otherwise) to any person for any error in the SMI®, and SSE shall not be under any obligation to advise any person of any error therein.

SSE is under no obligation to continue the calculation and dissemination of the SMI®. SSE determines, composes and calculates the SMI® without regard to the notes. SSE has no obligation to take into account your interest, or that of anyone else having an interest, in the notes in determining, composing or calculating the SMI®.

The FTSE® China 50 Index

The FTSE® China 50 Index is currently based on the 50 largest and most liquid Chinese stocks (called “H” shares, “Red Chip” shares and “P Chip” shares), listed and trading on HKSE. “H” shares are securities of companies incorporated in the People’s Republic of China and traded on the HKSE. “Red Chip” shares are securities of companies incorporated outside of the People’s Republic of China that trade on HKSE and that which are substantially owned directly or indirectly by Mainland Chinese state entities with the majority of their revenue or assets derived from Mainland China. “P Chip” shares are securities of companies (other than a Red Chip company) incorporated outside of the People’s Republic of China and traded on HKSE, but are controlled by Mainland Chinese companies and individuals, with the establishment and origins of the companies in Mainland China and with a majority of their revenue or assets derived from Mainland China.

Eligibility

Currently, only H shares, P Chip shares and Red Chip shares are eligible for inclusion in the FTSE® China 50 Index. Each constituent must also be a constituent of the FTSE All-World Index, a market-capitalization weighted index representing the performance of large- and mid-capitalization developed and emerging markets stocks covering 90-95% of the investable market capitalization globally. Non-constituent P Chip shares whose associated “N” shares are already included in the FTSE All-World Index will be eligible for inclusion in the FTSE® China 50 Index at the next quarterly review after a minimum 3-month trading period, subject to satisfying all other FTSE All-

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Leveraged Market-Linked Step Up Notes
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World Index eligibility criteria. “N” shares are securities of companies incorporated inside or outside of the People’s Republic of China and traded on the New York Stock Exchange or The Nasdaq Stock Market, but are controlled by Mainland Chinese companies and individuals, with a majority of their revenue or assets derived from Mainland China.

The following are considered ineligible for inclusion in the FTSE® China 50 Index:

·	Companies whose business is that of holding equity and other investments (e.g., investment trusts); and

·	limited liability partnerships (LLP), limited partnerships (LP), master limited partnerships (MLP), limited liability companies (LLC) and business development companies (BDC).

Where a stapled unit comprises an eligible security and a non-eligible security (such as non-equity or an investment trust structure), the unit will not be eligible for inclusion.

Screens Applied to Eligible Securities

Securities are screened based on investability, liquidity and trading history according to the following criteria:

Investability. Constituents of the FTSE® China 50 Index are adjusted for free float and foreign ownership limits. Free float is calculated using available published information rounded to 12 decimal places. Companies with a free float of 5% or below are excluded from the FTSE® China 50 Index. The restrictions placed on the equity holdings of foreigners in a company where these have been imposed by a government, regulatory authority or the company’s constitution are also considered. In addition, FTSE considers company’s “foreign headroom,” defined as the percentage of shares available to foreign investors as a proportion of the company’s foreign ownership limit (“FOL”), i.e. (FOL – foreign holdings)/FOL.

Liquidity. Each security will be tested for liquidity semi-annually in March and September by calculation of its monthly median of daily trading volume as part of the FTSE All-World Index review. When calculating the median of daily trading volume of any security for a particular month, a minimum of 5 trading days in that month must exist, otherwise the month will be excluded from the test. For each month, the daily trading volume for each security is calculated as a percentage of the shares in issue for that day adjusted by the free float at the review cut-off date. These daily values are then ranked in descending order and the median is taken by selecting the value for the middle ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days. Daily totals with zero trades are included in the ranking; therefore a security that fails to trade for more than half of the days in a month will have a zero median trading volume for that month. Any period of suspension will not be included in the test. The liquidity test will be applied on a pro-rata basis where the testing period is less than 12 months.

Trading Screen. Existing and non-constituent securities, which have not traded on 60 or more trading days during the past year (up to and including the review cut-off date), will not be eligible for index inclusion. Regular/ad-hoc market holidays and unscheduled market closures will not count towards the total; otherwise, the reason(s) for a security’s non-trading will not be considered. All standard trading days will be incorporated within the calculation (Friday and Sundays as appropriate). Ad-hoc non-standard trading days will not be incorporated within the calculation. If a security does not have a full year of trading, the 60 day period will be pro-rated according to the number of available trading days passed since its listing. Where a pro-rata calculation is necessary, the number of available trading days on the underlying market during the previous year up to and including the review cut-off date will be used as the basis of the calculation. A security that has been removed from the FTSE® China 50 Index as a result of this screen will only be re-considered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility, it will be treated as a new issue.

The FTSE® China 50 Index is subject to the oversight of an advisory committee, the “FTSE Russell Asia Pacific Regional Equity Advisory Committee.” The FTSE Russell Asia Pacific Regional Equity Advisory Committee is responsible for undertaking the periodic review of the FTSE® China 50 Index ground rules and for considering changes of the ground rules.

Calculation of the FTSE® China 50 Index

The FTSE® China 50 Index is calculated by FTSE using a free float index calculation methodology. The FTSE® China 50 Index is calculated using the following formula:

where “N” is the number of securities in the FTSE® China 50 Index, “pi” is the latest trade price of the component security “i,” “ei” is the exchange rate required to convert the security’s home currency into the FTSE® China 50 Index’s base currency, “si” is the number of shares of the security in issue, “f” is the free float factor published by FTSE, to be applied to such security to allow amendments to its weighting, “ci” is the capping factor published by FTSE at the most recent quarterly review of the FTSE® China 50 Index, and “d” is the divisor, a figure that represents the total issued share capital of the FTSE® China 50 Index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the FTSE® China 50 Index. The capping factor

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Leveraged Market-Linked Step Up Notes
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serves to limit the weight of any individual company to no more than 9% of the FTSE® China 50 Index and to limit the aggregate weight of all companies that have a weight greater than 4.5% to no more than 38% of the FTSE® China 50 Index.

The FTSE® China 50 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. FTSE excludes from free floating shares: (i) shares held by public companies or by non-listed subsidiaries of public companies; (ii) shares held by directors, senior executives and managers of the company and/or their families, direct relations or affiliated companies; (iii) shares held within employee share plans; (iv) government holdings; (v) shares subject to foreign ownership limits; (vi) shares held by strategic investors; (vii) shares subject to lock-in clauses (for the duration of the lock-up); (viii) shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted; (ix) shares that are non-negotiable which are held by companies that have not converted these shares following the A Share reform and (x) non-tradable A Shares subject to a lock-in (until the lock-in expires and the shares are freely tradable on the exchange).

Free float is calculated using available published information rounded up to 12 decimal places. Companies with a free float of 5% or below are excluded from the FTSE® China 50 Index. In June, a constituent’s free float will be updated regardless of size. No buffers are applied.

Foreign ownership limits, if any, are applied after calculating the free float restriction. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied.

The FTSE® China 50 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the FTSE® China 50 Index. The constituents will be reviewed using data from the close of business on the Monday following the third Friday in February, May, August and November. Where there is a market holiday in either China or Hong Kong on the Monday following the third Friday, the close of business on the last trading day prior to the Monday after the third Friday, where both markets are open, will be used. Implementation of any changes takes place at the close of trading on the third Friday in March, June, September and December. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE® China 50 Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

License Agreement

The use of and reference to the FTSE® China 50 Index in connection with the notes has been consented to by FTSE Russell. All rights to the FTSE® China 50 Index are owned by FTSE Russell, the publisher of the FTSE® China 50 Index. The Issuer, the Guarantor (if applicable), the agent, the calculation agent and the trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the FTSE® China 50 Index. In addition, FTSE Russell has no relationship to the Issuer, the Guarantor (if applicable) or the notes. FTSE Russell does not sponsor, endorse, authorize, sell or promote the notes, and do not have any obligation or liability in connection with the administration, marketing or trading of the notes.

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY FTSE RUSSELL AND FTSE RUSSELL MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE FTSE® CHINA 50 INDEX AND/OR THE FIGURE AT WHICH THE SAID INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE. FTSE® CHINA 50 INDEX IS COMPILED AND CALCULATED BY FTSE RUSSELL. HOWEVER, FTSE RUSSELL SHALL NOT BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE FTSE® CHINA 50 INDEX AND FTSE RUSSELL SHALL NOT BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

“FTSE®,” “FT-SE®” AND “FOOTSIE®” ARE TRADEMARKS OF LONDON STOCK EXCHANGE GROUP PLC AND ITS AFFILIATES AND ARE USED BY FTSE UNDER LICENSE.

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